Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
IDEAL FINANCIAL SOLUTIONS, INC.

Ideal Financial Solutions, Inc. a Nevada corporation  hereby certifies that these Amended and Restated Articles of Incorporation (these “Amended and Restated Articles”) have been duly adopted in accordance with the Revised Statutes of Nevada (the "Statutes"):

ARTICLE 1

The name of the corporation is Ideal Financial Solutions, Inc. (hereinafter, the "Corporation").

ARTICLE 2

The nature of the business or purposes to be conducted or promoted by the Corporation to engage in any lawful act or activity for which corporations may be organized under the Statutes.

ARTICLE 3

The total number of shares of all classes of stock which the Corporation shall have authority to issue is  8,500,000,000, of which 500,000,000 shares shall be shares of Preferred Stock (hereinafter referred to as the "Preferred Stock"), par value of $0.001 per share, and 8,000,000,000 shares shall be shares of Common Stock (hereinafter referred to as the "Common Stock"), par value $0.001 per share.

A statement of the designations of the authorized classes of Preferred Stock or of any series thereof, and the powers, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms not fixed by these Amended and Restated Articles of Incorporation, is as follows:

(a)           Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the foregoing, the following:

(i)  the distinctive designation of, and the number of shares of, Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(ii)  the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(iii)  the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(iv)  whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v)  the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(vi)  the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(vii)  the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the stockholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such condition as the Board may determine;

(b)             Common Stock

(i)  after the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph (a) of this Article 3, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors;

(ii)  after distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock, together with any series of Preferred Stock designated as participating with the Common Stock upon liquidation, shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each;

(iii)   holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders and there shall be no cumulative voting; and

(iv)  holders of Common Stock shall not be entitled to preemptive rights.

(c)              Series A Preferred Stock.

(i)              Designation.   The designation of the series of Preferred Stock designated as “Preferred Stock” in the Certificate of Designation filed on August 7, 2004  is hereby changed to be “Series A Preferred Stock”).

(ii)             Authorization.  The number of shares of the Preferred Stock constituting the Series A Preferred Stock shall be 200,000,000 shares (reflecting the 1:8 forward split effected on October 6, 2006).

(iii)             Rank on Liquidation.

A.          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders (on a pari passu basis with the holders of any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock) an amount equal to such amount per share as would have been payable had each such share been converted into Common Stock immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

B.            Deemed Liquidation Events. The following events shall be deemed to be a liquidation of the Corporation for purposes of this subsection (iii) (a “Deemed Liquidation Event”), unless the holders of a majority of the Series A Preferred Stock elect otherwise by written notice given to the Corporation at least 10 days prior to the effective date of any such event:

(1)             a merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, with respect to (A) and (B) except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(2)            the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of any such property, rights or securities other than cash shall be determined in good faith by the Board of Directors of the Corporation.

 (iii)            Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

(iv)             Voting Rights.  The Series A Preferred Stock shall be entitled to vote on the election of directors or any on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), and each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(v)              Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

A.           Right to Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing 10 by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” shall initially be equal to 1.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

B.           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

C.           Mechanics of Conversion.

(1)           In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(2)           The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(3)           All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(D)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date of these Amended and Restated Articles effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or combine the outstanding shares of Series A Preferred Stock without a comparable combination of the Common Stock, the Series A Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the date of these Amended and Restated Articles combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock without a comparable subdivision of the Common Stock, the Series A Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(E)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the date of these Amended and Restated Articles of Incorporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (I) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (II) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(F)           Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of subsection (E) do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(G)           Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 3(c)(iii)(B), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsection (C), (D), (E) or (F) of this subsection (v), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this subsection (v) with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this subsection (v) including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(vi)           Absence of Preemptive Rights.  No holder of shares of the Series A Preferred Stock shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

ARTICLE 3

The period of existence of the corporation shall be perpetual.

ARTICLE 4

The power to alter, amend, or repeal the bylaws of the Corporation, or to adopt new bylaws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the Articles of Incorporation or the bylaws.

ARTICLE 5

The governing board of the Corporation shall be known as the Board of Directors.  The number of directors constituting the entire Board of Directors shall be determined from time to time by resolution adopted by the Board of Directors.

ARTICLE 6

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

ARTICLE 7

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Statutes and Sections 78.378 through 78.3793 of the Statutes.

ARTICLE 8

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Statutes as currently in effect or as the same may hereafter be amended.

No amendment, modification, or repeal of this Article 8 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE 9

To the fullest extent permitted by Nevada law, the Corporation shall indemnify the officers and directors of the Corporation.  The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of by-laws, approval of agreements or by any other manner approved by the Board of Directors.  Any amendment to or repeal of this Article 9 shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.